SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A
                                 AMENDMENT NO. 1


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         PENNSYLVANIA ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


                 Pennsylvania                           23-1920170
            (State of incorporation)       (I.R.S. Employer Identification No.)

                One PEI Center                         18711-0601
          Wilkes-Barre, Pennsylvania                   (Zip Code)
   (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                   Name of each exchange on which
      to be so registered:                  each class is to be registered:

      Rights to Purchase                         New York Stock Exchange
      Common Stock

Securities to be registered pursuant to Section 12(g) of the Act :

                                      None

                                (Title of Class)




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Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

Pennsylvania Enterprises, Inc. (the "Company") and Chemical Bank (now ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent") entered into an Amendment to Rights Agreement dated as of June 4, 1999 (the "Amendment to Rights Agreement") amending the Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent, dated as of April 26, 1995, in order to, among other things, provide that (i) neither Southern Union Company, a Delaware corporation ("Southern"), nor any of its affiliates will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of the Agreement of Merger dated as of June 7, 1999 between the Company and Southern (the "Merger Agreement") or the consummation of the transactions contemplated thereby (including mergers between Southern and subsidiaries of the Company),
(ii) Section 13(e) of the Rights Agreement shall not apply to the execution of the Merger Agreement, and (iii) the Rights (as defined in the Rights Agreement) will cease to be exercisable upon the effectiveness of the Merger.

         A copy of the  Amendment  to Rights  Agreement  is  attached  hereto as
Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Rights Agreement.

ITEM 2.  EXHIBITS

             1. Amendment to Rights Agreement, dated as of June 4, 1999, between Pennsylvania Enterprises, Inc. and Chemical Bank (now ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.


                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated as of:  June 9, 1999

                                             PENNSYLVANIA ENTERPRISES, INC.


                                         By:      /s/ John F. Kell, Jr.
                                       Name:          John F. Kell, Jr.
                                      Title: Vice President, Financial Services

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                                INDEX OF EXHIBITS


Exhibit No.   Description

       1 Amendment to Rights Agreement, dated as of June 4, 1999, between Pennsylvania Enterprises, Inc. and Chemical Bank (now ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.